                                                                    EXHIBIT 10.6




                            STOCK PURCHASE AGREEMENT



                                  BY AND AMONG



                          GLOBAL VACATION GROUP, INC.,
                                   ("BUYER")


                             HADDON HOLIDAYS, INC.
                                (THE "COMPANY")


                                      AND


                        THE SHAREHOLDERS OF THE COMPANY
                                (THE "SELLERS")





                              DATED MARCH 30, 1998

                               TABLE OF CONTENTS

                                                                                                        PAGE
                                                                                                        ----

ARTICLE I   DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
     1.1 Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

ARTICLE II  AGREEMENT OF PURCHASE AND SALE; CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . .  5
     2.1 Agreement to Sell and Purchase   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
     2.2 Purchase Price and Assumption of Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . .  5
     2.3 Payment of Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
     2.4 Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
     2.5 Escrow Arrangements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
     2.6 Closing Audit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
     2.7 Post-Closing Purchase Price Adjustment   . . . . . . . . . . . . . . . . . . . . . . . . . . .  7

ARTICLE III   REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLERS . . . . . . . . . . . . . . . .  7
     3.1 Capitalization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
     3.2 No Liens on Shares   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
     3.3 Other Rights to Acquire Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
     3.4 Due Organization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
     3.5 Subsidiaries   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
     3.6 Due Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
     3.7 Financial Statements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
     3.8 Certain Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
     3.9 Properties   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
     3.10 Licenses and Permits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
     3.11 Intellectual Property   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
     3.12 Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
     3.13 Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
     3.14 Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
              (a) Employee Welfare Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
              (b) Employee Pension Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
              (c) Employment and Non-Tax Qualified Deferred Compensation Arrangements . . . . . . . . .  13
     3.15 Contracts and Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
     3.16 Claims and Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
     3.17 Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     3.18 Personnel   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     3.19 Business Relations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     3.20 Accounts Receivable; Customer Deposits and Bookings   . . . . . . . . . . . . . . . . . . . .  16
              (a) Accounts Receivable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

              (b) Customer Deposits; Bookings . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
     3.21 Bank Accounts; Investments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
     3.22 Customer Claims   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
     3.23 Brokers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
     3.24 Affiliated Transactions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
     3.25 Funded Indebtedness; Letters of Credit; Undisclosed Liabilities   . . . . . . . . . . . . . .  17
              (a) Funded Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
              (b) Letters of Credit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
              (c) Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
     3.26 Year 2000   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
     3.27 Information Furnished   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

ARTICLE IV   BUYER'S REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     4.1 Due Organization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     4.2 Due Authorization.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     4.3 No Brokers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     4.4 Access to Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     4.5 Investment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

ARTICLE V   PRE-CLOSING COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     5.1 Consents of Others   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     5.2 Reasonable Commercial Efforts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     5.3 Powers of Attorney   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     5.4 Conduct of Business Pending Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     5.5 Access to Records Before Closing.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     5.6 CCI  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

ARTICLE VI  POST-CLOSING COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     6.1 General.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     6.2 Transition   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
     6.3 Confidentiality.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
     6.4 Covenant Not to Compete  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
     6.5 Additional Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
     6.6 Litigation Support   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
     6.7 Equity Arrangements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

ARTICLE VII   CONDITIONS TO OBLIGATIONS OF PARTIES TO CONSUMMATE CLOSING  . . . . . . . . . . . . . . .  23
     7.1 Conditions to Buyer's Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
              (a) Covenants, Representations and Warranties . . . . . . . . . . . . . . . . . . . . . .  23
              (b) Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
              (c) Discharge of Indebtedness and Liens . . . . . . . . . . . . . . . . . . . . . . . . .  24
              (d) Transfer Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
              (e) Financial Condition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

        (f) Documents to be Delivered by Seller and the Company . . . . . . . . . . . . . . . . . . . .  24
                      (i) Opinion of Seller's Counsel   . . . . . . . . . . . . . . . . . . . . . . . .  24
                      (ii) Certificates   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                      (iii) Release   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                      (iv) Escrow Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                      (v) Employment Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                                  Termination of Existing Agreements  . . . . . . . . . . . . . . . . .  25
                                  New Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                      (vi) Stock Certificates   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                      (vii) Resignation of Directors  . . . . . . . . . . . . . . . . . . . . . . . . .  25
                      (viii) Termination of Shareholder Agreements  . . . . . . . . . . . . . . . . . .  25
                      (ix) Termination of Certain Benefits  . . . . . . . . . . . . . . . . . . . . . .  25
                      (x) Caliri Consulting Agreement   . . . . . . . . . . . . . . . . . . . . . . . .  25
     7.2 Conditions to Seller's and the Company's Obligations   . . . . . . . . . . . . . . . . . . . .  25
              (a) Covenants, Representations and Warranties . . . . . . . . . . . . . . . . . . . . . .  26
              (b) Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
              (c) Documents to be Delivered by Buyer  . . . . . . . . . . . . . . . . . . . . . . . . .  26
                      (i) Escrow Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                      (ii) Caliri Consulting Agreement  . . . . . . . . . . . . . . . . . . . . . . . .  26
                      (iii)  Caliri Equity Arrangements   . . . . . . . . . . . . . . . . . . . . . . .  26
                      (iv) Employment Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
              (d) Payments to Sellers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

ARTICLE VIII   INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
     8.1 Indemnification of Buyer   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
     8.2 Defense of Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
     8.3 Escrow Claim   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
     8.4 Tax Audits, Etc.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
     8.5 Indemnification of Sellers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
     8.6 Limits on Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

ARTICLE IX   TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
     9.1 Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
     9.2 Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

ARTICLE X   MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
     10.1 Modifications; Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
     10.2 Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
     10.3 Counterparts; Facsimile Transmission  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
     10.4 Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
     10.5 Binding Effect; Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
     10.6 Entire and Sole Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
     10.7 Governing Law   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

     10.8 Survival of Representations, Warranties and Covenants   . . . . . . . . . . . . . . . . . . .  33
     10.9 Invalid Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
     10.10 Public Announcements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
     10.11 Remedies Cumulative  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
     10.12 Third Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
     10.13 No Strict Construction   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

LIST OF EXHIBITS
         Exhibit A                Form of Escrow Agreement
         Exhibit B                Opinion of the Company's and Sellers' Counsel
         Exhibit C                Sellers' Certificates
         Exhibit D                Form of Release
         Exhibit E                Caliri Consulting Agreement
         Exhibit F                Forms of Employment Agreement For Zetusky, Langley
                                       and Parillo (F-1) and Van Horn (F-2)
         Exhibit G                Sellers' Accounts; Allocation of Interests; Wire Transfer
                                       Instructions (Section 2.3)
         Exhibit H                Ownership of Shares (Section 3.1)
         Exhibit I                Articles (I-1) and Bylaws (I-2) and Qualified
                                       Jurisdictions (I-3) (Section 3.4)
         Exhibit J                List of  Properties (Section 3.9)
         Exhibit K                List of  Licenses and Permits (Section 3.10)
         Exhibit L                List of Intellectual Property (Section 3.11)
         Exhibit M                List of Insurance (Section 3.13)
         Exhibit N                List of Contracts (Section 3.15)
         Exhibit O                List of Personnel (Section 3.18)
         Exhibit P                List of Bookings, Customer Deposits, Prepayments
                                       and Refunds and Customer Claims (Section 3.20)
         Exhibit Q                List of  Bank Accounts and Investments (Section 3.21)
         Exhibit R                List of Letters of Credit (Section 3.25(b))
         Exhibit S                List of Funded Indebtedness (Section 7.1(d))


         LIST OF SCHEDULES

         Disclosure Schedule

                            STOCK PURCHASE AGREEMENT


                 THIS STOCK PURCHASE AGREEMENT (this "AGREEMENT") is entered into as of March 30, 1998, by and among GLOBAL VACATION GROUP, INC., a New York corporation ("BUYER"), HADDON HOLIDAYS, INC., a New Jersey corporation (the "COMPANY") and Ralph M. Caliri and William W. Webber (collectively, the "SELLERS").


                                    RECITALS

                 A. The Company is engaged in the wholesale travel sales business in the United States (the "BUSINESS"); and

                 B. Sellers own all of the issued and outstanding shares of capital stock of the Company (the "SHARES"); and

                 C. Buyer desires to purchase from Sellers and Sellers desire to sell to Buyer all of the Shares owned by Sellers on the terms and subject to the conditions hereinafter set forth in this Agreement.



                                    AGREEMENT

                 NOW, THEREFORE, in consideration of the mutual premises and covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto covenant and agree as follows:


                                   ARTICLE I
                                  DEFINITIONS

                 1.1 DEFINITIONS. In this Agreement, the following terms have the respective meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms. Any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

                          "AFFILIATE" means, with respect to any Person, any
other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

                          "AUDITED CLOSING FINANCIAL STATEMENTS" has the meaning
specified in Section 2.6.

                          "BONUSES" has the meaning specified in Section 2.2.

                          "BUSINESS" has the meaning specified in the first
recital of the Agreement.

                 "BUYER" has the meaning specified in the first paragraph of this Agreement.

                 "CALIRI CONSULTING AGREEMENT" means the consulting agreement to be entered into effective as of the Closing Date between Buyer and Ralph M. Caliri in the form of Exhibit E attached hereto.

                 "CASH AND CASH EQUIVALENTS" means cash, demand and time deposits, marketable securities, including those pledged to secure letters of credit, and credit card receivables.

                 "CCI" means CCI Communications, Inc. (also known as Community Camera, Inc.), a Pennsylvania corporation.

                 "CLOSING" means the closing of the transfer of the Shares from the Sellers to Buyer.

                 "CLOSING DATE" has the meaning specified in Section 2.4.

                 "CODE" means the Internal Revenue Code of 1986, as amended.

                 "COMPANY" has the meaning specified in the first paragraph of this Agreement.

                 "CONFIDENTIAL INFORMATION" means (i) terms and provisions of this Agreement or the transactions to be consummated pursuant hereto, and (ii) confidential information and trade secrets of the Company or Buyer including, without limitation, any of the same comprising the identity, lists or descriptions of any customers, referral sources or organizations; financial statements, cost reports or other financial information (and any analyses or compilations thereof or reports thereon); contract proposals, or bidding information; business plans and training and operations methods and manuals; personnel records; fee structure; computer software; and management systems, policies or procedures, including related forms and manuals. Confidential Information shall not include any information (i) which is disclosed pursuant to subpoena or other legal process, (ii) which has been publicly disclosed, or
(iii) which is subsequently disclosed by any third party not in breach of a confidentiality agreement.

                 "CONTRACTS" has the meaning specified in Section 3.15.

                 "COURT ORDER" means any judgment, order, award or decree of any foreign, federal, state, local or other court or tribunal and any award in any arbitration proceeding.

                 "DISCLOSURE SCHEDULE" means the Disclosure Schedule attached to this Agreement pursuant to which exceptions to the Sellers' and the Company's specific representations and warranties set forth in Article III (and listed on a Section-by-Section basis) are disclosed to Buyer pursuant to said
Article III.

                 "EBIT" shall mean the earnings of the Company before interest expenses and taxes, as calculated in accordance with GAAP and consistent with past practices.

                 "ENCUMBRANCE" means any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title, restrictive covenant or other restrictions of any kind.

                 "ENVIRONMENTAL AND OSHA OBLIGATIONS" has the meaning specified in Section 3.12.

                 "EQUITABLE EXCEPTIONS" shall have the meaning specified in
Section 3.6.

                 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                 "ESCROW AGENT" means Wilmington Trust of Pennsylvania, a Pennsylvania banking corporation.

                 "ESCROW AGREEMENT" means the Escrow Agreement to be executed by and among the Sellers, Buyer and the Escrow Agent in the form of Exhibit A.

                 "ESCROW PERIOD" has the meaning specified in Section 2.5.

                 "ESCROW SUM" has the meaning specified in Section 2.5.

                 "FINANCIAL STATEMENTS" has the meaning specified in Section
3.7.

                 "FUNDED INDEBTEDNESS" means all (i) indebtedness of the Company for borrowed money or other interest-bearing indebtedness; (ii) capital lease obligations of the Company; (iii) obligations of the Company to pay the deferred purchase or acquisition price for goods or services, other than trade accounts payable or accrued expenses in the ordinary course of business on no more than 90 day payment terms; (iv) indebtedness of others guaranteed by the Company or secured by an Encumbrance on the Company's property; and (v) indebtedness of the Company under extended credit terms of more than 30 days from vendors provided to the Company; provided, however, that Funded Indebtedness shall not include any Letter of Credit that has not been actually drawn upon by the beneficiary thereof.

                 "GAAP" shall mean generally accepted accounting principles, consistently applied.

                 "GOVERNMENTAL BODY" means any foreign, federal, state, local or other governmental authority or regulatory body.

                 "GOVERNMENTAL PERMITS" has meaning specified in Section 3.10.

                 "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the rules and regulations promulgated thereunder.

                 "IRS" means the Internal Revenue Service.

                 "INDEMNIFIABLE COSTS" has the meaning specified in Section
8.1.

                 "INDEMNIFIED PARTIES" has the meaning specified in Section
8.1.

                 "INTELLECTUAL PROPERTY" shall mean all of the following: (i) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); (ii) trademarks, service marks, trade dress, trade names, corporate names, logos, slogans and Internet domain names, together with all goodwill associated with each of the foregoing;
(iii) copyrights and copyrightable works; (iv) registrations, applications and renewals for any of the foregoing; (v) trade secrets, confidential information and know-how (including but not limited to ideas, formulae, compositions, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, business and marketing plans, and customer and supplier lists and related information); and (vi) computer software (including but not limited to data, data bases and documentation).

                 "KNOWLEDGE" (whether or not capitalized), in respect of the Company, shall mean actual knowledge after reasonable inquiry of the Sellers and the following employees of the Company: Cheryl L. Van Horn, Edward J. Zetusky, Barbara Parillo and Steve Langley; in respect of a Seller, "KNOWLEDGE" shall mean actual knowledge after reasonable inquiry of such Seller.

                 "LEASE" shall mean the Company's lease of its offices located at 1120 Executive Plaza, Mt. Laurel, New Jersey 08054.

                 "MATERIAL" (whether or not capitalized) shall, where appropriate in context of its use in making the representations and warranties set forth in Article III, be deemed to mean an amount of money greater than $50,000.

                 "MATERIAL ADVERSE CHANGE" or "MATERIAL ADVERSE EFFECT" means a material adverse change or effect on the assets, properties, Business, operations, liabilities, financial condition or prospects of the Company and its subsidiaries, taken as a whole. In determining whether a "Material Adverse Change" or "Material Adverse Effect" has occurred in the context of the use of such terms in the Company's and the Sellers' representations and warranties set forth in Article III, such terms shall refer to the occurrence of any single event, or any series of related events, or set of related circumstances, which results or could reasonably be expected to result in a loss to the Company, taken as a whole, in excess of $50,000 per occurrence or $160,000 in the aggregate.

                 "OSHA" means the Occupational Safety and Health Act, 29 U.S.C. Sections 651 et seq., any amendment thereto, and any regulations promulgated thereunder.

                 "PERMITTED EXCEPTION" means (a) liens for Taxes and other governmental charges and assessments which are not yet due and payable, (b) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable, (c) other liens or imperfections on property which are not material in amount or do not materially detract from the value or the existing use of the property affected by such lien or imperfection, and (d) capital lease obligations for equipment used in the ordinary course of the Company's business (as such capital leases are set forth on Exhibit J).

                 "PERSON" means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or Governmental Body.

                 "PURCHASE PRICE" has the meaning specified in Section 2.2.

                 "REQUIREMENTS OF LAWS" means any foreign, federal, state and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body (including, without limitation, those pertaining to electrical, building, zoning, environmental and occupational safety and health requirements) or common law.

                 "SELLERS" has the meaning set forth in the first paragraph of this Agreement.

                 "SHARES" means all of the issued and outstanding shares of the capital stock of the Company.

                 "TAX" or "TAXES" means any federal, state, local or foreign income, alternative or add-on minimum, gross income, gross receipts, windfall profits, severance or parachute, property, production, sales, use, transfer, gains, license, excise, employment, payroll, withholding or minimum tax, transfer, goods and services, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amounts imposed thereon by any Governmental Body.

                 "TAX RETURN" means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

                 "2/28/98 WORKING CAPITAL" means a deficit of $400,000.

                 "WORKING CAPITAL" shall mean the difference between the Company's current assets and its current liabilities, determined in accordance with GAAP.

                                   ARTICLE II
                    AGREEMENT OF PURCHASE AND SALE; CLOSING


                 2.1 AGREEMENT TO SELL AND PURCHASE. Upon the basis of the representations and warranties, for the consideration, and subject to the terms and conditions set forth in this Agreement, Sellers agree to sell the Shares to Buyer and Buyer agrees to purchase the Shares from Sellers.

                 2.2 PURCHASE PRICE AND ASSUMPTION OF INDEBTEDNESS. The total purchase price for the Shares (the "PURCHASE PRICE") shall be equal to $7,450,000, which equals $8,050,000 less the 1998 employee bonuses to be paid pre-Closing in the aggregate amount of $600,000 (the "BONUSES"), subject to any adjustment required to be made pursuant to Section 2.7 below.

                 2.3 PAYMENT OF PURCHASE PRICE. The Purchase Price shall be payable by Buyer at the Closing (as defined in Section 2.4) as follows:

                          (a)     $7,100,000 representing the Purchase Price
less the escrow holdback required by paragraph (b) below, will be paid, at the direction of the Sellers, in cash by wire transfer of immediately available funds to the Sellers' accounts and allocated in the proportions as specified in Exhibit G (including the payment of $50,000 to Ralph M. Caliri for his covenant not to compete provided in Section 6.4 and the payment of $50,000 to William W. Webber to compensate him for the approximate amount of his grossed up tax liability arising from the payment of the Bonuses in 1998 as opposed to 1997), which allocations reflect that Caliri is receiving a "control premium" in connection with his sale of the Shares to the Buyer; and

                          (b)     $350,000.00 of the Purchase Price will be
paid in cash by wire transfer of funds to the Escrow Agent to be held in escrow pursuant to Section 2.5 for satisfaction of Sellers' indemnification obligations specified in Section 8.1.

                 2.4 CLOSING. The Closing of the purchase and sale of the Shares contemplated by this Agreement shall take place at 10:00 a.m., Eastern Time, at the offices of Hogan & Hartson, Columbia Square, 555 Thirteenth Street, N.W., Washington, D.C. on March 30, 1998, or if all the conditions set forth in Article VIII have not been satisfied or waived by such date, on the date selected by Buyer (which date shall be as soon as practicable following the date on which all of the conditions to Closing set forth in Sections 7.1 and 7.2 have been satisfied), or on such other date and time as the parties shall agree (the "CLOSING DATE").

                 2.5 ESCROW ARRANGEMENTS. Pursuant to the Escrow Agreement to be entered into among Sellers, Buyer and the Escrow Agent, the portion of the Purchase Price specified in Section 2.3(b) shall be delivered to the Escrow Agent at Closing in immediately available funds. Such monies (which, together with all interest accrued thereon and amounts paid thereon, is hereinafter referred to as the "ESCROW SUM") shall be held pursuant to the terms of the Escrow Agreement for payment from such Escrow Sum of the amounts, if any, owing by Sellers to Buyer pursuant to the indemnification provisions of
Article VIII below. Promptly following, but in any event within ten (10) business days of the final delivery of the Audited Closing Financial Statements (as defined in Section 2.6), the difference between Two Hundred Thousand Dollars ($200,000) and the aggregate amount (if any) claimed by or paid to the Buyer on or before such date in accordance with the terms of the Escrow Agreement and this Agreement shall be disbursed to Sellers in accordance with the allocations set forth on Exhibit G. At the conclusion of the period ending on the first anniversary of the Closing Date (such period being referred to herein as the "ESCROW PERIOD"), such remaining portion of the Escrow Sum not theretofore claimed by or paid to Buyer in accordance with the terms of the Escrow Agreement and this Agreement shall be disbursed to Sellers in accordance with the allocations set forth on Exhibit G. Sellers and Buyer agree that each will execute and deliver such reasonable instruments and documents as are furnished by any other party to enable such furnishing party to receive those portions of the Escrow Sum to which the furnishing party is entitled under the provisions of the Escrow Agreement and this Agreement.

                 2.6 CLOSING AUDIT. Within 120 days following the Closing Date, Buyer will cause there to be delivered to Buyer and to Sellers an audit of the Company's balance sheet as of the Closing Date and statement of income and cash flows for the stub period of January 1, 1998 through and including the day prior to the Closing Date, and including a determination of the Company's Working Capital as of February 28, 1998 (the "AUDITED CLOSING FINANCIAL STATEMENTS"). The Company's balance sheet at such date and income statement and statement of cash flows for such period shall be audited by Arthur
Andersen, LLP in accordance with GAAP. The cost of preparing the Audited Closing Financial Statements shall be paid by the Company. In the event that the Sellers unanimously dispute any items or assumptions or methodologies regarding the Audited Closing Financial Statements within ten (10) business days after Sellers' receipt thereof, the parties shall jointly select and retain an independent "Big Six" accounting firm (the "INDEPENDENT ACCOUNTANTS") to review the disputed matter(s) on the Audited Closing Financial Statements. The final determination of such disputed matter(s) by the Independent Accountants shall be reflected on the Audited Closing Financial Statements, which shall be final and binding on the parties for all purposes. The cost of retaining the Independent Accountants shall be borne by Sellers, except that the Company shall reimburse Sellers for one-half the cost of the Independent Accountants in the event that such review results in at least a $50,000 increase in the Company's Working Capital as reflected on the Audited Closing Financial Statements prepared by Arthur Andersen, LLP.

                 2.7 POST-CLOSING PURCHASE PRICE ADJUSTMENT. The Purchase Price will be adjusted downward by the amount (if any) by which Working Capital as of February 28, 1998 as reflected or based on the Audited Closing Financial Statements is less than the 2/28/98 Working Capital. The post-closing adjustment to the Purchase Price, if any, shall be paid by Sellers to Buyer in immediately available funds within ten (10) business days of delivery of the Audited Closing Financial Statements as finally determined in accordance with
Section 2.6 above.



                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES
                           OF THE COMPANY AND SELLERS


     Except as set forth on the Disclosure Schedule attached hereto (which Disclosure Schedule contains a reasonably detailed description of each such exception and references the applicable representation so qualified) or elsewhere in this Agreement and the Exhibits hereto, the Company and Sellers represent and warrant to Buyer, on the basis described in the ultimate proviso of this Article III, that:

                 3.1 CAPITALIZATION. The authorized capital stock of the Company consists of 1,000 shares of Common Stock, par value $1.00 per share, 100 of which are issued and outstanding. All of the Shares are duly authorized, validly issued, fully paid, and nonassessable. All of the Shares are owned of record and beneficially by Sellers in the amounts set forth on Exhibit H hereto. None of the Shares was issued or will be transferred under this Agreement in violation of any preemptive or preferential rights of any Person. The Sellers own all of the issued and outstanding capital stock of the Company.

                 3.2 NO LIENS ON SHARES. Sellers own the Shares, free and clear of any Encumbrances other than the rights and obligations arising under this Agreement, and none of the Shares is subject to any outstanding option, warrant, call, or similar right of any other Person to acquire the same, and none of the Shares is subject to any restriction on transfer thereof except for restrictions imposed by applicable federal and state securities laws. At Closing, Sellers will have full power and authority to convey good and marketable title to the Shares, free and clear of any Encumbrances other than the restrictions imposed by federal and state securities laws.

                 3.3 OTHER RIGHTS TO ACQUIRE CAPITAL STOCK. Except as set forth in this Agreement in respect of Buyer's rights to acquire the Shares, there are no authorized or outstanding warrants, options, or rights of any kind to acquire from the Company any equity or debt securities of the Company, or securities convertible into or exchangeable for equity or debt securities of the

Company, and there are no shares of capital stock of the Company reserved for issuance for any purpose nor any contracts, commitments, understandings or arrangements which require the Company to issue, sell or deliver any additional shares of its capital stock.

                 3.4 DUE ORGANIZATION. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of New Jersey and has full corporate power and authority to own and lease its properties and assets and to carry on the Business as now conducted and as proposed to be conducted through Closing. Complete and correct copies of the Certificate of Incorporation and Bylaws of the Company, and all amendments thereto, are attached hereto as Exhibits I-1 and I-2. The Company is qualified to do business in the State of New Jersey and in each jurisdiction in which the nature of the Business or the ownership of its properties requires such qualification except where the failure to be so qualified does not and could not reasonably be expected to have a Material Adverse Effect. The jurisdictions in which the Company is so qualified are listed on Exhibit I-3 attached hereto.

                 3.5 SUBSIDIARIES. The Company does not own, directly or indirectly, any capital stock or ownership interests in any Person other than approximately 26% of the capital stock of CCI, which interest the Company intends to and shall convey or distribute to the Sellers or other nominees prior to the Closing Date. The Sellers do not own any capital stock or ownership interest in any other Person engaged in the Business.

                 3.6 DUE AUTHORIZATION. The Company and the Sellers each have full power and authority to execute, deliver and perform this Agreement and to carry out the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action of the Company. This Agreement has been duly and validly executed and delivered by the Company and Sellers and constitutes the valid and binding obligations of the Company and Sellers, enforceable in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors' rights and debtors' obligations generally, and legal limitations relating to remedies of specific performance and injunctive and other forms of equitable relief (the "EQUITABLE
EXCEPTIONS"). The execution, delivery, and performance of this Agreement (as well as all other instruments, agreements, certificates, or other documents contemplated hereby) by the Company and Sellers, do not (a) violate any Requirements of Laws or any Court Order of any Governmental Body applicable to the Company or Sellers, or their respective property, (b) violate or conflict with, or permit the cancellation of, or constitute a default under, any material agreement to which the Company or Sellers are a party, or by which any of them or any of their respective property is bound, (c) permit the acceleration of the maturity of any material indebtedness of, or indebtedness secured by the property of, the Company, (d) violate or conflict with any provision of the charter or bylaws of the Company, or (e) except for filings or approvals under the HSR Act and such consents, approvals or registrations as may be required under applicable state securities laws, require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any Governmental Body or other third party.

                 3.7 FINANCIAL STATEMENTS. The following financial statements of the Company have been delivered to Buyer by the Company: balance sheets of the Company as of December 31, 1995 and December 31, 1996 (which balance sheets were reviewed and unaudited and include a statement by the reviewing independent accounting firm that such firm is not aware of any material modifications that should be made to such financial statements in order for them to be in conformity with GAAP) and as of December 31, 1997 (which balance sheet was unaudited and not compiled), and consolidated statements of income and cash flows of the Company for the fiscal years ended December 31, 1995 and December 31, 1996 (which statements were reviewed and unaudited and include a statement by the reviewing independent accounting firm that such firm is not aware of any material modifications that should be made to such financial statements in order for them to be in conformity with GAAP) and December 31, 1997 (which statements were unaudited and not compiled) (collectively, the "FINANCIAL STATEMENTS"). The Financial Statements (including the notes thereto) have been prepared on a consistent basis throughout the periods indicated and fairly present the financial position, results of operations and changes in financial position of the Company as of the indicated dates and for the indicated periods and are consistent with the books and records of the Company (which books and records are correct and complete) in all material respects. Since the date of the last of such Financial Statements, the Company has no material liabilities required by GAAP to be reflected on the Company's balance sheet or notes thereto contained in the Financial Statements that are not so reflected in the Financial Statements, nor any other obligations (whether absolute, contingent, or otherwise) which are (individually or in the aggregate) material (in amount or to the conduct of the Business); and neither the Company nor Sellers have knowledge of any basis for the assertion of any such liability or obligation. Since December 31, 1997, the Company has not suffered a Material Adverse Change. The EBIT for the Company for the period from January 1, 1998 to and including February 28, 1998 was not less than $19,500 and such amount is not less than the EBIT of the Company for the comparable 1997 period, computed on a basis consistent with past practice.

                 3.8 CERTAIN ACTIONS. Since December 31, 1997, the Company has not, except as disclosed (i) on any of the Financial Statements or notes thereto or (ii) pursuant to this Article III: (a) paid or declared any dividends or distributions, or purchased, redeemed, acquired, or retired any stock or indebtedness from any stockholder (other than distributions to pay estimated income taxes of the Sellers associated with the income of the Company); (b) made or agreed to make any loans or advances or guaranteed or agreed to guarantee any loans or advances to any party whatsoever; (c) suffered or permitted any Encumbrance (other than Permitted Exceptions) to arise or be granted or created against or upon any of its assets, real or personal, tangible or intangible; (d) canceled, waived, or released or agreed to cancel, waive, or release any of its debts, rights, or claims against third parties in excess of $50,000 individually or $160,000 in the aggregate; (e) sold, assigned, pledged, mortgaged, or otherwise transferred, or suffered any material damage, destruction, or loss (whether or not covered by insurance) to, any assets (except in the ordinary course of the Business); (f) amended its charter or bylaws; (g) paid or made a commitment to pay any severance or termination payment to any employee or consultant other than the Bonuses to be made by the Company prior to the Closing in an aggregate amount not to exceed $600,000; (h) made any material change in its method of management, operation, accounting or reporting income or deductions for tax purposes; (i) made any material acquisitions, capital expenditures, including, without limitation, replacements of equipment in the ordinary course of the Business, or entered into commitments therefor, except for capital expenditures or commitments therefor which do not, in the aggregate, exceed $50,000 individually or $160,000 in the aggregate; (j) made any investment or commitment therefor in any Person; (k) made any payment or contracted for the payment of any bonus or other compensation or personal expenses, other than (A) wages and salaries and business expenses paid in the ordinary course of the Business, and (B) wage and salary adjustments made in the ordinary course of the Business for employees who are not officers, directors, or shareholders of the

Company; (l) made, amended, or entered into any written employment contract or created or made any material change in any bonus, stock option, pension, retirement, profit sharing or other employee benefit plan or arrangement; (m) made or entered into any vendor, supply, sales, distribution, franchise, consortia or travel agency agreement which involves annual consideration (or commissions) in excess of $50,000; (n) made or entered into any agreement granting any Person any registration or offer rights in respect of the Company's capital stock; (o) entered into any non-competition agreement; (p) made or entered into any agreement or other arrangement with any officer, director, shareholder, employee or Affiliate of the Company or any of the foregoing Persons except pursuant to the terms or requirements hereof or as contemplated hereby; (q) materially amended, experienced a termination or received notice of actual or threatened termination or non-renewal of any material contract, agreement, lease, franchise or license to which the Company is a party that would or could reasonably be expected to have a Material Adverse Effect, except in the ordinary course of the Business; or (r) entered into any other material transactions that would or could reasonably be expected to have a Material Adverse Effect except in the ordinary course of the Business.

                 3.9 PROPERTIES. Attached hereto as Exhibit J is a list containing a description of each interest in real property (including, without limitation, leasehold interests) and each item of personal property utilized by the Company in the conduct of the Business having a book or fair market value in excess of $50,000 as of the date hereof. Except for Permitted Exceptions, such real and personal properties are free and clear of Encumbrances. Sellers and the Company have delivered to Buyer copies of all real property leases and a lien search obtained from the counties where the Company conducts business and the New Jersey Secretary of State office of all UCC liens of record against the Company's personal property in the State of New Jersey. All of the properties and assets necessary for continued operation of the Business as currently conducted (including, without limitation, all books, records, computers and computer software and data processing systems) are owned, leased or licensed by the Company and are believed by the Company and the Sellers to be suitable for the purposes for which they are currently being used. With the exception of used equipment and inventory valued at no more than $50,000 in the aggregate on the Company's Financial Statements, the physical properties of the Company, including the real properties leased by the Company, are, to the Knowledge of the Company or the Sellers, in good operating condition and repair, normal wear and tear excepted, and are free from any defects of a material nature. Except for Permitted Exceptions, the Company has full and unrestricted legal and equitable title to all such properties and assets. The operation of the properties and Business of the Company in the manner in which they are now and have been operated does not violate any zoning ordinances, municipal regulations, or other Requirements of Laws, except for any such violations which would not, individually or in the aggregate, have a Material Adverse Effect. Except for Permitted Exceptions, no restrictive covenants, easements, rights-of-way, or regulations of record impair the uses of the properties of the Company for the purposes for which they are now operated.
All leases of real or personal property by the Company are legal, valid, binding, enforceable and in full force and effect and will remain legal, valid, binding, enforceable and in full force and effect on identical terms immediately following the Closing, except for the Equitable Exceptions. All facilities leased by the Company have received all approvals of any Governmental Body (including Governmental Permits) required in connection with the operation thereof and have been operated and maintained in accordance with all Requirements of Laws. The Company owns no real property.

                 3.10 LICENSES AND PERMITS. Attached hereto as Exhibit K is a list of all licenses, certificates, privileges, immunities, approvals, franchises, authorizations and permits held or applied for by the Company from any Governmental Body (herein collectively called "GOVERNMENTAL PERMITS") the absence of which could, individually or in the aggregate, have a Material Adverse Effect. To the Knowledge of the Company or the Sellers, the Company has complied in all material respects with the terms and conditions of all such Governmental Permits, and the Company has not received notification from any Governmental Body of violation of any such Governmental Permit or the Requirements of Laws governing the issuance or continued validity thereof. All of such Governmental Permits are valid and in full force and effect. No additional Governmental Permit is required from any Governmental Body thereof in connection with the conduct of the Business which Governmental Permit, if not obtained, would have a Material Adverse Effect.

                 3.11 INTELLECTUAL PROPERTY. Attached hereto as Exhibit L is a list and brief description of all Intellectual Property owned or utilized by the Company. The Company has furnished Buyer with copies of all license agreements to which the Company is a party, either as licensor or licensee, with respect to any Intellectual Property. The Company has good title to or the right to use all the Intellectual Property and all inventions, processes, designs, formulae, trade secrets and know-how necessary for the conduct of the Business, in the Business as presently conducted without the payment of any royalty or similar payment, and, to the Knowledge of the Company or the Sellers, the Company is not infringing on any Intellectual Property right of others, and neither the Company nor Sellers are aware of any infringement by others of any such rights owned by the Company. All material licenses set forth on Exhibit L are valid and binding obligations of the Company, and to the Knowledge of the Company and the Sellers, of the other parties thereto, and enforceable against the Company, and to the Knowledge of the Company and the Sellers, the other parties thereto in accordance with their respective terms, except for the Equitable Exceptions. The Company owns and possesses all right, title and interest in and to, or has the right to use pursuant to a valid license, all Intellectual Property necessary for the operation of the business of the Company as presently conducted.

                 3.12 COMPLIANCE WITH LAWS. The Company has (i) complied in all material respects with all Requirements of Laws, Governmental Permits and Court Orders applicable to the Business and has filed with the proper Governmental Bodies all statements and reports required by all Requirements of Laws, Governmental Permits and Court Orders to which the Company or any of its employees (because of their activities on behalf of the Company) are subject and (ii) conducted the Business and is in compliance in all material respects with all federal, state and local energy, public utility, health, safety and environmental Requirements of Laws, Governmental Permits and Court Orders including the Clean Air Act, the Clean Water Act, the Solid Waste Act, the Comprehensive Environmental Response Compensation and Liability Act, the Resource Conservation and Recovery Act, the Safe Drinking Water Act, OSHA, the Toxic Substances Control Act and any similar state, local or foreign laws (collectively "ENVIRONMENTAL AND OSHA OBLIGATIONS") and all other Governmental Body requirements, except where any such failure to comply or file would not, in the aggregate, have a Material Adverse Effect. No claim has been delivered by any Governmental Body to the Company (and, to the best knowledge of the Company and Sellers, no such claim is anticipated) to the effect that the Business fails to comply, in any respect, with any Requirements of Laws, Governmental Permit or Environmental and OSHA Obligation or that a Governmental Permit or Court Order is necessary in respect thereto other than such non-compliance as does not and would not reasonably be expected to have a Material Adverse Effect on the Company.

                 3.13 INSURANCE. Attached hereto as Exhibit M is a list of all coverages for fire, liability, or other forms of insurance and all fidelity bonds held by or applicable to the Company. Copies of the binder for all such insurance policies have been delivered to Buyer. The insurance maintained by the Company is believed by the Company and the Sellers to be adequate for the Business. To the best of the Company's and Sellers' knowledge, no event relating to the Company has occurred which will result in (i) cancellation of any such insurance coverages; (ii) a retroactive upward adjustment of premiums under any such insurance coverages (other than as a result of routine year-end insurance audits); or (iii) any prospective upward adjustment in such premiums. All of such insurance coverages will remain in full force and effect following the Closing. The Company is not in default under any such insurance policies.

                 3.14     EMPLOYEE BENEFIT PLANS.

                          (a)     EMPLOYEE WELFARE BENEFIT PLANS.  The Company
does not maintain or contribute to any "employee welfare benefit plan" as such term is defined in Section 3(1) of ERISA. With respect to each such plan, (i) the plan is in material compliance with ERISA and all other applicable Requirements of Laws; (ii) the plan has been administered in material accordance with its governing documents; (iii) to the Knowledge of the Company and the Sellers, neither the plan, nor any fiduciary with respect to the plan, has engaged in any "prohibited transaction" as defined in Section 406 of ERISA other than any transaction subject to a statutory or administrative exemption under ERISA; (iv) except for the processing of routine claims in the ordinary course of administration, there is no material litigation, arbitration or disputed claim outstanding; and (v) all premiums due on any insurance contract through which the plan is funded have been paid or accrued by the Company in a timely manner in the ordinary course of business.

                          (b)     EMPLOYEE PENSION BENEFIT PLANS.  The Company
does not maintain or contribute to any arrangement that is or may be an "employee pension benefit plan," as such term is defined in Section 3(2) of ERISA. With respect to each such plan: (i) to the Knowledge of the Company and the Sellers, each plan intended to be qualified under Section 401(a) of the Code is qualified under Section 401(a) of the Code, and any trust through which the plan is funded meets the requirements to be exempt from federal income tax under Section 501(a) of the Code; (ii) the plan is in material compliance with ERISA and all other applicable Requirements of Laws; (iii) the plan has been administered in accordance with its governing documents as modified by applicable law; (iv) the plan has not suffered an "accumulated funding deficiency" as defined in Section 412(a) of the Code; (v) to the Knowledge of the Company and the Sellers, the plan has not engaged in, nor has any fiduciary with respect to the plan engaged in, any "prohibited transaction" as defined in
Section 406 of ERISA or Section 4975 of the Code other than a transaction subject to statutory or administrative exemption; (vi) the plan has not been subject to a "reportable event" (as defined in Section 4043(b) of ERISA), the reporting of which has not been waived by regulation of the Pension Benefit Guaranty Corporation; (vii) no termination or partial termination of the plan has occurred within the meaning of Section 411(d)(3) of the Code; (viii) all contributions required to be made to the plan or under any applicable collective bargaining agreement have been made to or on behalf of the plan;
(ix) there is no material litigation, arbitration or disputed claim outstanding; (x) all applicable premiums due to the Pension Benefit Guaranty Corporation for plan termination insurance have been paid in full on a timely basis; and (xi) a favorable determination letter from the IRS has been received by the Company with respect to such plan stating that such plan is so qualified; and to the Company's knowledge there are no circumstances which would cause such plan to lose such qualified status.

                          (c)     EMPLOYMENT AND NON-TAX QUALIFIED DEFERRED
COMPENSATION ARRANGEMENTS. The Company does not maintain or contribute to any retirement or deferred or incentive compensation or stock purchase, stock grant or stock option arrangement entered into between the Company and any current or former officer, consultant, director or employee of the Company that is not intended to be a tax qualified arrangement under Section 401(a) of the Code.

                 3.15 CONTRACTS AND AGREEMENTS. Exhibit N hereto contains a list of all written or oral contracts, commitments, leases, and other agreements (including, without limitation, promissory notes, loan agreements, and other evidences of indebtedness, guarantees, hedging agreements, off-balance sheet financing arrangements, indemnity agreements, vendor contracts with airlines and other carriers, hotels and resorts, agreements with rental car companies, marketing agreements, consortia agreements, travel agency agreements, interface or similar agreements pertaining to various airline or other computer reservation systems) to which the Company is a party or by which the Company or its properties are bound pursuant to which the obligations thereunder of either party thereto are, or are contemplated as being, for any one contract $50,000 or greater or any contract or agreement prohibiting it from freely engaging in any business or competing anywhere in the world (collectively, the "CONTRACTS"). The Company is not and, to the best knowledge of Sellers and the Company, no other party thereto is in default (and no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default by the Company) under any of the Contracts, and the Company has not waived any material right under any of the Contracts. All of the Contracts to which the Company is a party are legal, valid, binding, enforceable and in full force and effect and will remain legal, valid, binding, enforceable and in full force and effect on identical terms immediately after the Closing, except for the Equitable Exceptions. The Company has not guaranteed any obligations of any other Person. The Company has no present expectation or intention of not fully performing all of its obligations under any Contract, the Company has no knowledge of any material breach or anticipated breach by the other parties to any Contract and the Company has not received notice of actual or threatened termination or non-renewal of any Contract. The Company is not a party to any irrevocable powers of attorney.

                 3.16 CLAIMS AND PROCEEDINGS. There are no claims, actions, suits, proceedings, or investigations pending or, to the best knowledge of the Sellers or the Company, threatened against or affecting the Company or any of its properties or assets, at law or in equity, before or by any court, municipality or other Governmental Body. To the extent any are disclosed on the Disclosure Schedule, none of such claims, actions, suits, proceedings, or investigations, if adversely determined, will result in any material liability or loss to the Company. The Company has not been and the Company is not now, subject to any Court Order, stipulation, or consent of or with any court or Governmental Body. No inquiry, action or proceeding has been instituted or, to the best knowledge and belief of the Sellers or the Company, threatened or asserted against the Sellers or the Company to restrain or prohibit the carrying out of the transactions contemplated by this Agreement or to challenge the validity of such transactions or any part thereof or seeking damages on account thereof. To the best knowledge of the Company and Sellers there is no basis for any such valid claim or action.

                 3.17     TAXES.

                          (a)     All Federal, foreign, state, county and local
and other Taxes due from the Company on or before the Closing have been paid and all Tax Returns which are required to be filed by the Company on or before the date hereof have been filed within the time and in the manner provided by all Requirements of Laws, and all such Tax Returns are true and correct and accurately reflect the Tax liabilities of the Company. No Tax Returns of the Company or any of the Sellers are currently subject to an extension of the time to file. All Taxes, assessments, penalties, and interest of the Company which have become due pursuant to such Tax Returns or any assessments received have been paid or adequately accrued on the Company's Financial Statements. The provisions for Taxes reflected on the balance sheets contained in the Financial Statements are adequate to cover all of the Company's Tax liabilities for the respective periods then ended and all prior periods. The Company has not executed any presently effective waiver or extension of any statute of limitations against assessments and collection of Taxes, and there are no pending or threatened claims, assessments, notices, proposals to assess, deficiencies, or audits with respect to any such Taxes of which any of the Sellers or the Company are aware. For Governmental Bodies with respect to which the Company does not file Tax Returns, no such Governmental Body has given the Company written notification that the Company is or may be subject to taxation by that Governmental Body. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, shareholder, creditor, independent contractor or other party. There are no Tax liens on any of the property or assets of the Company.

                          (b)     Neither the Company nor any other corporation
has filed an election under Section 341(f) of the Code that is applicable to the Company or any assets held by the Company. The Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Sec. 280G. The Company has not been a United States real property holding corporation within the meaning of Code Sec. 897(c)(2) during the applicable period specified in Code Sec. 897(c)(1)(A)(ii). The Company is not a party to any Tax allocation or sharing agreement. The Company has not and has never been (nor does the Company have any liability for unpaid Taxes because it once was) a member of an affiliated group during any part of which return year any corporation other than the Company also was a member of the affiliated group.

                          (c)     No transaction contemplated by this Agreement
is subject to withholding under Section 1445 of the Code (other than as may be required in connection with bonus payments made to employees prior to or contemporaneously with the Closing), and no stock transfer taxes, real estate transfer taxes or similar taxes will be imposed upon the transfer and sale of the Shares pursuant to this Agreement.

                          (d)     The Company has made a valid election under
Section 1362 of the Code and any corresponding state or local provisions to be an S corporation within the meaning of Section 1361 of the Code for all taxable years (or portions thereof) beginning on or after December 31, 1990 (as to the federal tax election), no such S election has been terminated (whether voluntarily, involuntarily or inadvertently, including, without limitation, by taking any action defined in Section 1362(d) of the Code) since such time.

                          (e)     The Company will not be required to include
any amount in taxable income or exclude any item of deduction or loss from taxable income for any taxable period (or portion thereof) ending after the Closing Date (i) as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) as a result of any "closing agreement," as described in Code Section 7121 (or any corresponding provision of state, local or foreign income Tax law) entered into on or prior to the Closing Date, (iii) as a result of any sale reported on the installment method where such sale occurred on or prior to the Closing Date, and (iv) as a result of any prepaid amount received on or prior to the Closing Date.

                 3.18 PERSONNEL. Attached hereto as Exhibit O is a list of the names and annual rates of compensation of the directors and executive officers of the Company, and of the employees of the Company whose annual rates of compensation during the calendar year ended December 31, 1997 (including base salary, bonus and incentive pay) exceed (or by December 31, 1998 are expected to exceed) $60,000. Exhibit O also summarizes the bonus, profit sharing, percentage compensation, company automobile, club membership, and other like benefits, if any, paid or payable to such directors, officers, and employees during the Company's calendar year ended December 31, 1997 and to the date hereof. Ralph M. Caliri and William W. Webber are the only Persons who are parties to employment agreements with the Company and, other than (i) bonuses to be paid to certain employees prior to the Closing and (ii) severance arrangements reflected on Caliri's and Webber's employment agreements which will be terminated as of Closing pursuant to Section 7.1(f)(v), there are no severance benefits which any director, officer or employee of the Company is or may be entitled to receive. The employee relations of the Company are generally good and there is no pending or, to the best knowledge of Sellers or the Company, threatened labor dispute or union organization campaign. None of the employees of the Company is represented by any labor union or organization. The Company is in compliance in all material respects with all Requirements of Laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and is not engaged in any unfair labor practices. Neither the Company nor Sellers have Knowledge, that any employee (other than Sellers) will not agree to remain employed by the Company after the consummation of the transactions contemplated hereby. There is no unfair labor practice claim against the Company before the National Labor Relations Board, or any strike, dispute, slowdown, or stoppage pending or, to the best knowledge of the Company and Sellers, threatened against or involving the Company, and none has previously occurred.

                 3.19 BUSINESS RELATIONS. Neither the Company nor Sellers have Knowledge that any customer, supplier, travel agency, resort operator or lodging or transportation company engaged in doing business with the Company will cease to do business with the Company after the consummation of the transactions contemplated hereby in the same manner and at the same levels as previously conducted with the Company except for any reductions which do not result in a Material Adverse Change. Neither Sellers nor the Company has received any notice of cancellation of any Material business arrangement between any Person and the Company nor is the Company or Sellers aware of any facts which could lead them to believe that the Business will be subject to cancellation of any such business arrangement.

                 3.20     ACCOUNTS RECEIVABLE; CUSTOMER DEPOSITS AND BOOKINGS.

                          (a)     ACCOUNTS RECEIVABLE.  All of the accounts,
notes, and loans receivable that have been recorded on the books of the Company are bona fide and represent amounts validly due for goods sold or services rendered and all such amounts (net of any allowance for doubtful accounts) will be collected in full within 180 days following the Closing Date. All of such accounts, notes, and loans receivable are free and clear of any Encumbrances; no claims of offset have been asserted in writing against any of such accounts, notes, or loans receivable; and none of the obligors of such accounts, notes, or loans receivable has given written notice that it will or may refuse to pay the full amount or any portion thereof.

                          (b)     CUSTOMER DEPOSITS; BOOKINGS.  Exhibit P sets
forth, as of the date specified therein, (i) all customer bookings as of such date on an aggregate basis ("BOOKINGS"), (ii) all deposits received from customers in connection with such Bookings as of such date on an aggregate basis ("CUSTOMER DEPOSITS"), (iii) the aggregate amount of all prepayments to vendors and suppliers and refunds to customers made by the Company in connection with such Bookings as of such date, and (iv) the aggregate amount of all claims by customers for refunds received by the Company for which refunds have not been made as of such date ("CUSTOMER CLAIMS"). The Customer Deposits are recognized and included on the Company's balance sheet only to the extent of cash received from the customers in respect thereof, and each Customer Deposit so recognized and included is matched by a deferred liability on such balance sheet. All cancellations by customers of Bookings are recognized on the Company's financial statements promptly within one (1) business day upon the Company's receipt of notice of such cancellation from the customer. On February 28, 1998, the Company's Bookings exceeded $17,500,000. The level of Customer Claims for the period since December 31, 1997 through the Closing Date is consistent (plus or minus 5%) with past practices of the Company.

                 3.21 BANK ACCOUNTS; INVESTMENTS. Attached hereto as Exhibit Q is a list of all banks or other financial institutions with which the Company has an account or maintains a safe deposit box, showing the type and account number of each such account and safe deposit box and the names of the persons authorized as signatories thereon or to act or deal in connection therewith. Exhibit Q also contains a list of all material investments by the Company in any funds, accounts, securities, certificates of deposit or instruments of any Person. All of such investments are believed by the Company and the Seller to be reasonably prudent treasury investments, none of which involve any type of derivative, option, hedging or other speculative instrument.

                 3.22 CUSTOMER CLAIMS. No written or oral claim for breach of contract or otherwise by any customer has been made against the Company since January 1, 1998 which could, individually or in the aggregate, result in any Material Adverse Effect. To the best knowledge of Sellers and the Company, no state of facts exists, and no event has occurred, which could reasonably be expected to form the basis of any present claim against the Company for liability to any third party in connection with vacation packages sold or services rendered by the Company, other than Customer Claims arising in the ordinary course of the Business.

                 3.23 BROKERS. Neither the Company nor Sellers have engaged, or caused to be incurred any liability to any finder, broker, or sales agent in connection with the origin, negotiation, execution, delivery, or performance of this Agreement or the transactions contemplated hereby.

                 3.24 AFFILIATED TRANSACTIONS. No officer, director, stockholder (including the Sellers) or Affiliate of the Company or any individual related by blood or marriage to any such Person, or any entity in which any such Person owns any beneficial interest, is a party to any agreement, contract, arrangement or commitment with the Company or engaged in any transaction with the Company or has any interest in any property used by the Company. No officer, director, or shareholder of the Company or any Affiliate of any such officer, director, or shareholder, has any ownership interest in any competitor, supplier, or customer of the Company (other than ownership of securities of a publicly-held corporation of which such Person owns, or has real or contingent rights to own, less than five percent (5%)of any class of outstanding securities) or any property used in the operation of the Business.

                 3.25 FUNDED INDEBTEDNESS; LETTERS OF CREDIT; UNDISCLOSED LIABILITIES.

                          (a)     FUNDED INDEBTEDNESS.  Other than such Funded
Indebtedness which is to be repaid and discharged prior to Closing in accordance with Section 7.1(d), the Company does not have any Funded Indebtedness.

                          (b)     LETTERS OF CREDIT.  Other than those listed
on Exhibit S, the Company has no letters of credit, performance bonds or similar instruments issued on or for its account for the benefit of any of its vendors or otherwise.

                          (c)     UNDISCLOSED LIABILITIES.  The Company does
not have any material liabilities (whether absolute, accrued, contingent or otherwise), of a nature required by GAAP to be reflected on a corporate balance sheet or disclosed in the notes thereto, except such liabilities which are accrued or reserved against in the Financial Statements or disclosed in the notes thereto, including without limitation any accounts payable or service liabilities of the Company.

                 3.26 YEAR 2000. To the Knowledge of the Company and the Seller based on commercially reasonable investigations made by the Company (the results of which, whether performed by the Company or outside consultants, have been delivered to Buyer), all of the material computer software, computer firmware, computer hardware (whether general or special purpose), and other similar or related items of automated, computerized, and/or software system(s) that are used or relied on by the Company in the conduct of its business will not malfunction, will not cease to function, will not generate incorrect data, and will not produce incorrect results when processing, providing, and/or receiving (i) date-related data into and between the twentieth and twenty-first centuries and (ii) date-related data in connection with any valid date in the twentieth and twenty-first centuries.

                 3.27 INFORMATION FURNISHED. The Company and Sellers have made available to Buyer true and correct copies of all material corporate records of the Company and all material agreements, documents, and other items listed on the Exhibits and Schedules to this Agreement or referred to in
Article III of this Agreement, all of which is true, correct and complete in all material respects.

Provided, however, that (i) those of the foregoing representations and warranties which pertain to the Company and the Business are made by the Company and each of the Sellers, on a joint and several basis, and (ii) those of the foregoing representations and warranties which pertain to a Seller individually or such Seller's Shares or such Seller's Knowledge are made by each Seller only as to such Seller and his Shares on a several, and not joint, basis.

                                   ARTICLE IV
                     BUYER'S REPRESENTATIONS AND WARRANTIES


                 Buyer represents and warrants to Sellers as follows:

                 4.1 DUE ORGANIZATION. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of New York and has full corporate power and authority to execute, deliver and perform this Agreement and to carry out the transactions contemplated hereby.

                 4.2 DUE AUTHORIZATION. The execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action of Buyer and the Agreement has been duly and validly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable in accordance with its terms, except for the Equitable Exceptions. The execution, delivery, and performance of this Agreement (as well as all other instruments, agreements, certificates or other documents contemplated hereby) by Buyer, do not (a) violate any Requirements of Laws or Court Order of any Governmental Body applicable to Buyer or its property, (b) violate or conflict with, or permit the cancellation of, or constitute a default under any agreement to which Buyer is a party or by which it or its property is bound, (c) permit the acceleration of the maturity of any indebtedness of, or any indebtedness secured by the property of, Buyer, (d) violate or conflict with any provision of the charter or bylaws of Buyer, or (e) except for filings or approvals under the HSR Act and such consents, approvals or registrations as may be required under applicable state securities laws, require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any Governmental Body or other third party.

                 4.3 NO BROKERS. Buyer has not engaged, or caused to be incurred any liability for which Sellers or the Company may be liable to any finder, broker or sales agent in connection with the origin, negotiation, execution, delivery, or performance of this Agreement or the transactions contemplated hereby; provided, however, that it is acknowledged that following the Closing the Company will pay a fee to TC Management Partners LLC, an Affiliate of Buyer.

                 4.4 ACCESS TO INFORMATION. Buyer understands and acknowledges that neither the Company nor anyone acting on its behalf has made any representations or warranties other than those contained herein respecting the Company, and Buyer has not relied upon any representations or warranties other than those contained herein in the belief that they were made on behalf of the Company.

                 4.5 INVESTMENT. Buyer represents, warrants, acknowledges and confirms that it is acquiring the Shares without a view to any distribution or resale thereof, other than a distribution or resale which, in the opinion of counsel, which opinion is satisfactory to the Company and the Sellers, may be made without violating the registration provisions of the Securities Act of 1933, as amended (the "1933 ACT") or any applicable blue sky or securities laws. Buyer acknowledges that the Shares are "restricted securities" within the meaning of Rule 144 promulgated under the 1933 Act and have not been registered under the 1933 Act or any such blue sky or securities law and must be held indefinitely unless they are subsequently registered under the 1933 Act and any such other applicable securities laws or an exemption from registration is available.


                                   ARTICLE V
                             PRE-CLOSING COVENANTS


                 5.1 CONSENTS OF OTHERS. Prior to the Closing, the Company and Sellers shall use reasonable commercial to obtain and to cause the Company to obtain all authorizations, consents and permits required of the Company and Sellers to permit them to consummate the transactions contemplated by this Agreement. To the extent required to consummate such transactions or to ensure that the Contracts shall remain in place following the Closing, Sellers shall have obtained the written consent (or waiver of any "change of control"-type termination rights) of any third party to any material Contract. As promptly as practicable after the date hereof, Buyer, the Company and the Sellers shall make, or shall cause to be made, such filings as may be required pursuant to the HSR Act with respect to the consummation of the transactions contemplated by this Agreement.

                 5.2 REASONABLE COMMERCIAL EFFORTS. The Company, Sellers and Buyer shall use reasonable commercial efforts to cause all conditions for the Closing set forth in Section 7.1 (as to the Company and Sellers) and
Section 7.2 (as to Buyer) to have been satisfied at or before the Closing.

                 5.3 POWERS OF ATTORNEY. The Company and Sellers shall cause the Company to revoke at or prior to Closing all revocable powers of attorney granted by the Company, other than those relating to service of process, qualification or pursuant to governmental regulatory or licensing agreements, or representation before the IRS or other Government Bodies.

                 5.4 CONDUCT OF BUSINESS PENDING CLOSING. From the date of this Agreement to the Closing Date:

                          (a)     Except as otherwise contemplated by this
Agreement, or as Buyer may otherwise consent to in writing, the Company and Sellers shall conduct the Business only in the ordinary course and shall not engage in any material activity or enter into any material transaction which would cause a breach of the representations and warranties contained in Article III.

                          (b)     Sellers and the Company shall use their
reasonable commercial efforts to cause the Business to preserve substantially intact its current business organization and present relationships with its customers, vendors, suppliers and employees and to maintain all of its insurance currently in effect.

                          (c)     Sellers and the Company shall give prompt
notice to Buyer of any notice of material default received by the Company or the Business subsequent to the date of this

Agreement under any Contract or any Material Adverse Change occurring prior to the Closing Date in the operation of the Company or the Business.

                          (d)     Neither the Company nor the Sellers, nor any
of their representatives, shall solicit, encourage or discuss any Acquisition Proposal (as hereinafter defined) or supply any non-public information concerning the Company or the Business or the Company's assets to any party other than Buyer or its representatives. As used herein, "ACQUISITION PROPOSAL" means any proposal other than the transactions herein contemplated, for (i) any merger or other business combination involving the Company or the Business, (ii) the acquisition of the Company or a material equity interest in the Company or a material portion of its assets, or (iii) the dissolution or liquidation of the Company.

                 5.5 ACCESS TO RECORDS BEFORE CLOSING. Prior to the Closing Date, Sellers and the Company agree that it will give, or cause to be given, to Buyer and their representatives, during normal business hours and at Buyer's expense, full and unrestricted access to the Company's personnel, officers, agents, employees, assets, properties, titles, contracts, corporate minute and other books, records, files and documents of Sellers with respect to the Business (including financial, tax basis, budget projections, accountants' work papers and other information as Buyer may request) and to the Business' personnel, customers, suppliers and independent accountants, to allow Buyer to obtain such information as it shall reasonably request, and to make copies of such information to the extent reasonably necessary. Additionally, Sellers and the Company will provide Buyer opportunities to meet with key employees of the Business, to visit facilities of the Business and to otherwise conduct due diligence in respect of the Company and the Business. All materials copied by Buyer shall be maintained in confidence and not used by Buyer and returned to Sellers and/or the Company, as appropriate, if the Closing of the transactions contemplated hereunder fails to occur.

                 5.6 CCI. Prior to the Closing, the Company shall convey or distribute its approximately 26% interest in CCI to Sellers or their nominees.


                                   ARTICLE VI
                             POST-CLOSING COVENANTS


                 6.1 GENERAL. In case at any time after the Closing any further action is legally necessary or reasonably desirable (as determined by Buyer and Sellers) to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Article VIII below). The Sellers acknowledge and agree that from and after the Closing, Buyer will be entitled to possession of all documents, books, records, agreements, and financial data of any sort relating to the Company, which shall be maintained at the chief executive office of the Company; provided, however, that Sellers shall be entitled to reasonable access to and to make copies of such books and records at their sole cost and expense and Buyer will maintain all of the same for a period of at least three (3) years after Closing. Thereafter, the Company will offer such documentation to Sellers before disposal thereof.

                 6.2 TRANSITION. For a period of four (4) years following Closing, the Sellers will not take any action (or cause any such action to be taken by another Person) that primarily is designed or intended to have the effect of discouraging any vendor (including without limitation any airline or other carrier, hotel, resort or rental car company), lessor, licensor, customer, travel agency, consortia member, supplier, or other business associate of the Company from maintaining the same business relations with the Company after the Closing as it maintained with the Company prior to the Closing. For a period of four (4) years following Closing, the Sellers will refer all customer inquiries relating to the Business to the Company.

                 6.3 CONFIDENTIALITY. The Sellers will treat and hold in confidence and not disclose all Confidential Information and refrain from using any of the Confidential Information except in connection with this Agreement or otherwise for the benefit of the Company or Buyer for a period of four (4) years from the date of this Agreement, and deliver promptly to Buyer or destroy, at the written request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in their possession except as otherwise permitted herein. In the event that any Seller is requested or required (by oral question or written request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar legal proceeding) to disclose any Confidential Information, such Seller will notify Buyer promptly of the request or requirement.

                 6.4 COVENANT NOT TO COMPETE. For and in consideration of the allocation of $50,000 of the Purchase Price paid to Ralph M. Caliri by Buyer, Ralph M. Caliri, by signing this Agreement as a Seller, covenants and agrees, for a period of four (4) years from and after the Closing Date, that he will not, directly or indirectly without the prior written consent of Buyer, for or on behalf of any entity:

                          (a)     become interested or engaged, directly or
indirectly, as a shareholder, bondholder, creditor, officer, director, partner, agent, contractor with, employer or representative of, or in any manner associated with, or give financial, technical or other assistance to, any Person, firm or corporation for the purpose of engaging in the Business in competition with the Company or any of its Affiliates, within the United States;

                          (b)     enter into any agreement with, service,
assist or solicit the business of any customers of the Company or any of its Affiliates for the purpose of providing wholesale travel services to such customers in competition with the Company or any of its Affiliates in the United States or to cause them to reduce or end their business with the Company or any of its Affiliates; or

                          (c)     hire, retain, or solicit the employment or
services of employees, consultants or representatives of the Company or any of its Affiliates for the purpose of causing them to leave the employment of the Company or any of its Affiliates;

provided, however, if he owns less than five percent (5%) of the outstanding stock of any publicly-traded corporation, he shall not be deemed to be in violation of this Section 6.4 solely by reason thereof.

                 6.5      ADDITIONAL MATTERS.

                          (a)     The Sellers shall cause the Company to file
with the appropriate governmental authorities all Tax Returns required to be filed by it for any taxable period ending prior to the Closing Date and the Company shall remit any Taxes due in respect of such Tax Returns. In addition, Sellers shall cause its independent accountants to prepare a short period tax return for the Company covering the period January 1, 1998 through the Closing Date (the "SHORT PERIOD RETURN"). The cost of preparation of such short period tax return shall be paid for by Sellers. Consistent with paragraph (b) below, Sellers agree to provide Buyer and the Company with copies of the Company's Tax Returns and the Short Period Return.

                          (b)     Buyer, the Company and Sellers recognize that
each of them may need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by the parties to the extent such records and information pertain to events occurring on or prior to the Closing Date; therefore, (a) Buyer agrees to cause the Company to use its best efforts to properly retain and maintain such records for a period of six
(6) years from the date the Tax Returns for the year in which the Closing occurs are filed or until the expiration of the statute of limitations with respect to such year, whichever is later, and (b) each party agrees to allow each other party and his agents and representatives at times and dates mutually acceptable to the parties, to inspect, review and make copies of such records as such other party may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours and at the requesting party's expense.

                          (c)     SECTION 338(h)(10) ELECTION.  If in Buyer's
sole discretion such an election is deemed to be desireable, Sellers and Buyer shall join in making a timely election (but in no event later than the 15th day of the ninth full calendar month after the month in which the Closing Date occurs) under Section 338(h)(10) of the Code (including the prerequisite election under Section 338 of the Code) and any similar state law provisions in all applicable states which permit corporations to make such elections, with respect to the sale and purchase of the Shares pursuant to this Agreement, and each party shall provide the others all necessary information to permit such elections to be made. Buyer and the Sellers shall, as promptly as practicable following the Closing Date, take all actions necessary and appropriate (including filing such forms, returns, schedules and other documents as may be required) to effect and preserve timely elections; provided, however, that Buyer shall be the party responsible for preparing and filing the forms, returns, schedules and other documents necessary for making an effective and timely election. All Taxes attributable to the elections made pursuant to this
Section 6.5(c) shall be the liability of the Sellers; provided, however, that to the extent that such election triggers a tax to the Company on "built-in" or captured gains as a result of Sellers' Subchapter S election in respect of the Company, Sellers agree that their liability and obligation under this sentence as a result thereof shall only be to reimburse the Company for the amount (if any) by which the sum of (i) 50% of the first $125,000 of any such Tax liability plus (ii) 100% of any such Tax liability in excess of $125,000 exceeds $35,000. Such reimbursement obligation shall be fulfilled within thirty (30) days of Sellers' receipt of notice (with appropriate backup or detail) from the Company that such Tax liability has been incurred. In connection with such elections, following the Closing Date, Buyer and the Sellers shall act together in good faith to determine and agree upon the "deemed sales price" to be allocated to each asset of the Company in accordance with Treasury Regulation Section 1.338(h)(10)-1(f) and the other regulations under
Section 338 of the Code. Notwithstanding the generality of the immediately preceding sentence,

Buyer and the Sellers agree that the "deemed sales price" shall be allocated to the monetary assets of the Company at their fair market value as of the Closing Date as determined as part of the determination of the Working Capital of the Company in accordance with Section 2.7 hereof, $50,000 shall be allocated to the covenant not to compete contained in Section 6.4 hereof, and the balance of the "deemed sales price" shall be allocated to the fixed assets, goodwill and other intangible assets of the Company. Both Buyer and Sellers shall report the tax consequences of the transactions contemplated by this Agreement consistently with such allocations and shall not take any position inconsistent with such allocations in any Tax Return or otherwise. In the event that Buyer and the Sellers are unable to agree as to such allocations, Buyer's reasonable positions with respect to such allocations shall control.

                          (d)     INDEMNITY.  Each Seller shall be liable for,
and shall indemnify and hold Buyer and the Company harmless against, any Taxes or other costs attributable solely to (i) a failure on the part of such Seller to take all actions required of him under Section 6.5(c); or (ii) a failure on the part of the Company to qualify, at or prior to the Closing, as an "S corporation" for federal and/or state income Tax purposes.

                 6.6 LITIGATION SUPPORT. In the event and for so long as any party is actively contesting or defending against any claim, suit, action or charge, complaint, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, circumstance, status, condition, activity, practice, occurrence, event, action, failure to act, or transaction on or prior to the Closing Date involving the Company, each of the other parties will cooperate and make available themselves or their personnel, as applicable, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense.

                 6.7 EQUITY ARRANGEMENTS. On or immediately following the Closing Date, Ralph M. Caliri and William W. Webber shall each execute documents and deliver to Buyer the funds pertaining to their aggregate $500,000 equity investment in Buyer (allocated between them as set forth in Exhibit G), including without limitation the following agreements: (a) Equity Subscription Agreement; (b) Shareholders Agreement; and (c) either a Registration Agreement or a commitment in (a) or (b) that Buyer provide customary piggyback registration rights to Seller at a later date (collectively, the "EQUITY ARRANGEMENTS").



                                  ARTICLE VII
           CONDITIONS TO OBLIGATIONS OF PARTIES TO CONSUMMATE CLOSING



                 7.1 CONDITIONS TO BUYER'S OBLIGATIONS. The obligation of Buyer under this Agreement to consummate the Closing is subject to the conditions that:

                          (a)     COVENANTS, REPRESENTATIONS AND WARRANTIES.
The Company and Sellers shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants contained in this Agreement to be performed and complied with by each of them prior to or at the Closing Date. The representations and warranties of the Company and Sellers set forth in this Agreement shall be accurate in all material respects at and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except for changes occurring between the date of this Agreement and the Closing Date in the ordinary course of business, provided that such changes are not materially adverse to the business or financial condition of the Company and do not arise from any occurrence or circumstance which would constitute a breach of
Section 5.4. In addition, no Material Adverse Change or Material Adverse Effect shall have occurred with respect to the Company after the date of this Agreement.

                          (b)     CONSENTS.  All statutory requirements for the
valid consummation by the Company and Sellers of the transactions contemplated by this Agreement shall have been fulfilled and all authorizations, consents and approvals, including expiration or early termination of all waiting periods under the HSR Act (if applicable) and those of all federal, state, local and foreign governmental agencies and regulatory authorities required to be obtained in order to permit the consummation of the transactions contemplated hereby shall have been obtained in form and substance reasonably satisfactory to Buyer unless such failure could not reasonably be expected to have a Material Adverse Effect. All approvals of the Board of Directors and shareholders of the Company necessary for the consummation of this Agreement and the transactions contemplated hereby shall have been obtained.

                          (c)     DISCHARGE OF INDEBTEDNESS AND LIENS.  The
Company shall have provided for the payment in full by the Company of all Funded Indebtedness (other than capital lease obligations set forth in Exhibit
J) of the Company and all extended credit from vendors at the Closing (other than customary accounts payable outstanding on 90 day or less payment terms in accordance with past practices). Such Funded Indebtedness, if any, as of December 31, 1997, is listed on the Financial Statements. Sellers shall have also provided for the termination of all Encumbrances of record on the properties of the Company, except for Permitted Exceptions. All liens or UCC filings against the Company or Affiliates of the Company which are engaged in the Business, shall have been terminated as of the Closing.

                          (d)     TRANSFER TAXES.  Sellers shall be responsible
for all stock transfer or gains taxes imposed on Sellers incurred in connection with this Agreement.

                          (e)     FINANCIAL CONDITION.  The Company shall
continue to have Cash and Cash Equivalents on the Closing Date in an amount not less than $4,000,000 (before payment of the Bonuses).

                          (f)     DOCUMENTS TO BE DELIVERED BY SELLERS AND THE
COMPANY. The following documents shall be delivered at the Closing by Sellers and the Company:

                                  (i)      OPINION OF SELLERS' COUNSEL.  Buyer
                 shall have received an opinion of counsel to the Company and Sellers, dated the Closing Date, in substantially the same form as the form of opinion that is Exhibit B hereto.

                                  (ii)     CERTIFICATES.  Buyer shall have
                 received a shareholders and officer's certificate of the Company executed by the Sellers and officers of the Company, together with an incumbency certificate for the Company, dated the Closing Date, in substantially the same forms as the forms of certificates that are Exhibit C hereto.

                                  (iii)    RELEASE.  Sellers shall have
                 furnished the Company with a duly executed general release of liabilities, excluding compensation and employee benefits as well as obligations pursuant to this Agreement, in the form attached as Exhibit D hereto.

                                  (iv)     ESCROW AGREEMENT.  Sellers shall
                 have delivered to Buyer at the Closing the duly executed Escrow Agreement.

                                  (v)      EMPLOYMENT AGREEMENTS.

                                        (A)      Termination of Existing
                                  Agreements. The Company shall have provided evidence satisfactory to Buyer of the complete termination, without liability to the Company, of all employment agreements in existence prior to the Closing among the Company, on the one hand, and the Sellers or any other employees of the Company.

                                        (B)      New Agreements.  Buyer shall
                                  have entered into employment agreements, on terms satisfactory to Buyer, with Cheryl Van Horn, Edward J. Zetusky, Steve Langley and Barbara Parillo, each in substantially the forms attached as Exhibit F-1 (Zetusky, Langley and Parillo) and F-2 (Van Horn).

                                  (vi)     STOCK CERTIFICATES.  Sellers shall
                 have delivered the Shares accompanied by duly executed stock powers, together with any stock transfer stamps or receipts for any transfer taxes required to be paid thereon.

                                  (vii)    RESIGNATION OF DIRECTORS.   The
                 Company shall deliver the written resignations of all directors of the Company effective as of the Closing.

                                  (viii)   TERMINATION OF SHAREHOLDER
                 AGREEMENTS. The Company shall have provided evidence satisfactory to Buyer of the complete termination of all shareholder agreements among the Sellers and/or the Company with respect to the Company or the Shares.

                                  (ix)     TERMINATION OF CERTAIN BENEFITS.
                 The Company shall have provided evidence satisfactory to Buyer of the assignment to Sellers or their nominees or the termination of all life insurance policies covering the lives of, and leases for automobiles used by, the Sellers or any other employee of the Company.

                                  (x)      CALIRI CONSULTING AGREEMENT.  Ralph
                 M. Caliri shall have duly executed and delivered to Buyer the Caliri Consulting Agreement.

                 7.2 CONDITIONS TO SELLERS' AND THE COMPANY'S OBLIGATIONS. The obligation of Sellers and the Company under this Agreement to consummate the Closing is subject to the conditions that:

                         (a)      COVENANTS, REPRESENTATIONS AND WARRANTIES.
Buyer shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants contained in this Agreement to be performed and complied with by Buyer prior to or at the Closing and the representations and warranties of Buyer set forth in Article IV hereof shall be accurate in all material respects, at and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date.

                         (b)      CONSENTS.  All statutory requirements for
the valid consummation by Buyer of the transactions contemplated by this Agreement shall have been fulfilled and all authorizations, consents and approvals, including expiration or early termination of all waiting periods under the HSR Act (if applicable) and those of all federal, state, local and foreign governmental agencies and regulatory authorities required to be obtained in order to permit the consummation by Buyer of the transactions contemplated hereby shall have been obtained unless such failure shall not have a Material Adverse Effect on the Business.

                         (c)      DOCUMENTS TO BE DELIVERED BY BUYER.
The following documents shall be delivered at the Closing by Buyer:

                                  (i)      ESCROW AGREEMENT.  Buyer shall have
                 delivered to Sellers at the Closing the duly executed Escrow Agreement required pursuant to Section 2.5 hereof.

                                  (ii)     CALIRI CONSULTING AGREEMENT.  Buyer
                 shall have duly executed and delivered the Caliri Consulting Agreement.

                                  (iii)    CALIRI AND WEBBER EQUITY
                 ARRANGEMENTS. Sellers shall be satisfied that all other parties thereto have duly executed and delivered (and, if applicable to a party, funded pursuant to) the Equity Arrangements, and that any representations or warranties made by the Buyer or any other party in connection with the agreements underlying such Equity Arrangements are complete and accurate.

                                  (iv)     EMPLOYMENT AGREEMENTS.  Buyer shall
                 have entered into employment agreements with Cheryl L. Van Horn, Edward J. Zetusky, Steve Langley and Barbara Parilo, each in substantially the forms attached as Exhibits F-1 (Zetusky, Langley and Parilo) and F-2 (Van Horn).



                         (d)     PAYMENTS TO SELLERS.  Sellers shall have
received the portion of the Purchase Price payable at Closing to Sellers.

                 7.3 WAIVERS. Buyer can waive satisfaction of any condition set forth in Section 7.1 and Sellers can waive satisfaction of any condition set forth on Section 7.2.

                                  ARTICLE VIII
                                INDEMNIFICATION



                 8.1      INDEMNIFICATION OF BUYER.

                          (a)     Except as provided in and subject to Section
8.6, Sellers agree to jointly and severally indemnify and hold harmless Buyer and each officer, director, and Affiliate of Buyer, including without limitation the Company or any successor of the Company (collectively, the "INDEMNIFIED PARTIES") from and against any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs and expenses (including court costs and reasonable attorneys' fees and expenses incurred in investigating and preparing for any litigation or proceeding) (collectively, the "INDEMNIFIABLE COSTS"), which any of the Indemnified Parties may sustain, or to which any of the Indemnified Parties may be subjected, arising out of (a) any misrepresentation, breach or default by Sellers or the Company of or under any of the representations, warranties, covenants, agreements or other provisions of this Agreement or any agreement or document executed in connection herewith; (b) the assertion and final determination of any claim or liability against the Company or any of the Indemnified Parties by any Person which arose prior to January 1, 1998 not reserved for or referred to in the Financial Statements or in this Agreement (including the Exhibits and Disclosure Schedule); and (c) the Company's tortious acts or omissions to act prior to Closing for which the Company did not carry liability insurance for themselves as the insured party sufficient to satisfy such claim or liability, whether or not such acts or omissions to act result in a breach or violation of any representation or warranty.

                          (b)     Notwithstanding the terms of this Section
8.1, Thayer shall not be entitled to indemnity pursuant to this Article VIII unless Thayer (i) delivers the notice required under Section 8.1(c), (ii) complies with the requirements set forth in Section 8.2 regarding the settlement and compromise of claims for which Thayer is entitled to indemnification hereunder and (iii) permits Sellers to exercise their respective rights under Section 8.2 with respect to the defense of claims or legal proceedings; provided, however, that the failure to comply with any of the foregoing requirements shall not constitute a defense to the indemnity obligations of Sellers hereunder unless and only to the extent that Sellers suffer actual prejudice as the result of such failure to comply.

                          (c)     Whenever any claim shall arise for
indemnification under this Article VIII, Thayer shall promptly after obtaining knowledge thereof, and in no event later than one week preceding the deadline (or any extension thereof) for filing a responsive pleading to a complaint in the case of litigation, notify Sellers of the claim and, when known, the facts constituting the basis for such claim. In the event of any claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, such notice shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom.

                 8.2 DEFENSE OF CLAIMS. If any legal proceeding shall be instituted, or any claim or demand made, against any Indemnified Party in respect of which Sellers may be liable hereunder, such Indemnified Party shall give prompt written notice thereof to Sellers and, except as otherwise provided in Section 8.4 below, Sellers shall have the right to defend, or cause the Company or its successors to defend, any litigation, action, suit, demand, or claim for which it may seek indemnification with counsel satisfactory to Sellers; provided, however, if in the reasonable judgment of Buyer, (i) such litigation, action, suit, demand, or claim, or the resolution thereof, would have a Material Adverse Effect on Buyer or (ii) Sellers have a conflict of interest in defending such action on Buyer's or the Company's behalf, at Buyer's election, Buyer may defend itself. If either (i) or (ii) is applicable and Buyer participates in the defense of such claim, it shall be at Buyer's expense in the case of (i) if Seller is defending such claim and, it shall be at Seller's expense, in the case of (i) if Seller is not defending such claim or in the case of (ii). If neither (i) nor (ii) are applicable but Buyer desires to participate in the defense of an action Seller is defending because in Buyer's reasonable judgment the outcome of such action could have an ongoing effect on Buyer, the Company or its successors, Buyer may so participate but at its own expense. In the event Sellers fail or refuse to defend any legal proceeding they are required to defend under this Article VIII within a reasonable length of time, the Indemnified Parties shall be entitled to assume the defense thereof, and Sellers shall be severally liable in proportion to their receipt of the Purchase Price to repay the Indemnified Parties for all expenses reasonably incurred in connection with said defense (including reasonable attorneys' fees and settlement payments) if it is determined that such request for indemnification was proper. If Sellers do not or refuse to assume the defense of any litigation, action, suit, demand, or claim in any legal proceeding they should defend under this Article VIII, the Indemnified Parties shall have the absolute right to control the defense of and to settle, in their sole discretion and with notice to but without the consent of Sellers, such litigation, action, suit, demand, or claim, but Sellers shall be entitled, at their own expense, to participate in such litigation, action, suit, demand, or claim. The party controlling any defense pursuant to this Section 8.2 shall deliver, or cause to be delivered to the other party, copies of all correspondence (other than privileged materials), pleadings, motions, briefs or other written statements (other than privileged materials) relating to or submitted in connection with the defense of any such litigation, action, suit, demand, or claim, and timely notices of any hearing or other court proceeding relating to such litigation, action, suit, demand, or claim.

                 8.3 ESCROW CLAIM. If any claim for indemnification is made by an Indemnified Party pursuant to this Article VIII prior to the expiration of the Escrow Period, such Indemnified Party shall first apply to the Escrow Agent provided in Section 2.5 of this Agreement for reimbursement of such claim in accordance with the provisions of the Escrow Agreement; provided, however, the Escrow Sum is not intended to be an exclusive remedy in the event Buyer has indemnification claims hereunder which exceed such amount.

                 8.4 TAX AUDITS, ETC. In the event of an audit of a Tax Return of the Company with respect to which an Indemnified Party might be entitled to indemnification pursuant to this Article VIII, Buyer shall have the right to control any and all such audits which may result in the assessment of additional Taxes against the Company and any and all subsequent proceedings in connection therewith, including appeals (subject to the prior written consent of Sellers, which shall not unreasonably be withheld and subject to the right of Sellers to have their accountants and attorneys consult with Buyer on such audits or procedures at Sellers' expense). Buyer shall provide Seller with prompt notice of any such audit, and the parties shall cooperate fully with each other in all matters relating to any such audit or other Tax proceeding (including according access to all records pertaining thereto). Sellers shall have the right to participate in any such audit or Tax proceeding at their expense and the parties will execute and file any and all consents, powers of attorney, and other documents as shall be reasonably necessary in connection therewith. If additional Taxes are payable by the Company as a result of any such audit or other proceeding, Sellers shall be responsible for and shall promptly pay all Taxes, interest, and penalties for which any of the Indemnified Parties shall be entitled to indemnification.

                 8.5 INDEMNIFICATION OF SELLERS. Subject to Section 8.6(c), Buyer agrees to indemnify and hold harmless Sellers and the Company and each officer, director, stockholder or affiliate of the Company, from and against any Indemnifiable Costs arising out of (i) any material misrepresentation, breach or default by Buyer of or under any of the representations, warranties, covenants, agreements or other provisions of this Agreement or any agreement or document executed in connection herewith, and
(ii) any act or omission or alleged act or omission of Buyer or the Company arising out of the operation of the Business and occurring on or after the Closing Date.

                 8.6      LIMITS ON INDEMNIFICATION.

                          (a)     All Indemnifiable Costs sought by any party
hereunder shall be net of any insurance proceeds received by such Person with respect to such claim. Except for any claims for breach of the representations, warranties and covenants of the Sellers under Sections 3.1, 3.2, 3.3, 3.6, 3.17 or 6.5(d) hereof (for which indemnification claims must be made prior to the expiration of the applicable statute of limitations or any extension thereof consented to by the Indemnifying Party and if so made, such claims shall continue after such date until finally resolved), the right to make claims for indemnification provided under this Article VIII shall expire on the second anniversary of the Closing Date (except for claims made prior to such date which shall continue after such date until finally resolved). The Sellers shall not be obligated to pay any amounts for indemnification until the aggregate indemnification obligation sought by Buyer hereunder exceeds $160,000, whereupon Sellers shall be liable for all amounts for which indemnification may be sought in excess of such amount. Notwithstanding the foregoing, in no event shall the aggregate liability of either Seller for indemnification exceed the respective portion of the Purchase Price received by such Seller. However nothing in this Article VIII shall limit Buyer or Sellers in exercising or securing any remedies provided by applicable statutory or common law with respect to the conduct of Sellers or Buyer in connection with this Agreement or in the amount of damages that it can recover from the other in the event that Buyer successfully proves intentional fraud or intentional fraudulent conduct in connection with this Agreement.

                          (b)     Notwithstanding the foregoing or any
provision contained in this Agreement to the contrary, each Seller shall have sole liability in respect of breaches of his respective representations, warranties or covenants in respect of such Sellers and his Shares, which liability shall in all respects be several and not joint, and the other Seller shall not have any liability for the breaches of any representation, warranty or covenant in respect of the other Seller or such other Seller's Shares.

                          (c)     For purposes of Sections 8.1 or 8.5, any
requirement in any representation or warranty that an event or fact be material or have a Material Adverse Effect, as appropriate, in order for such event or fact to constitute a misrepresentation or breach of such representation or warranty shall be ignored.

                          (d)     All Indemnifiable Costs paid by the Sellers
shall be deemed to be a reduction of the Purchase Price paid by Buyer under this Agreement.

                          (e)     Notwithstanding anything to the contrary
contained in this Article VIII, any party may undertake the defense of any third party claim pursuant to alleged indemnification obligations hereunder with full reservation of rights, and if it shall ultimately be determined that the party seeking indemnification is not entitled thereto with respect to such claim, then the party seeking indemnification shall reimburse to the party or parties undertaking such defense, all indemnification payments in respect of such claim made as well as the reasonable fees and costs of such defense, including reasonable attorneys fees. No indemnification of, or reimbursement for, the fees or costs of litigation shall be payable under this Article VIII by any party in connection with a bona fide dispute between such party and any other party regarding any matter arising under this Agreement, the costs and expenses of which shall be borne by the parties hereto in accordance with the terms of
Section 10.4.


                                   ARTICLE IX
                                  TERMINATION



                 9.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing:

                          (a)     by the mutual written consent of the Company
and Buyer;

                          (b)     in writing by Buyer, if the Company or any of
the Sellers has breached in any material respect any representation, warranty or covenant contained in this Agreement, and in each case such breach has not been remedied within ten (10) business days after receipt of notice specifying such breach and demanding such breach to be remedied; or

                          (c)     in writing by the Sellers and the Company, if
Buyer has breached in any material respect any representation, warranty or covenant contained in this Agreement, and in each case such breach has not been remedied within ten (10) business days after receipt of notice specifying such breach and demanding such breach to be remedied; or

                          (d)     in writing by either the Company and the
Sellers, on the one hand, or Buyer, on the other hand, in the event the Closing has not occurred on or before April 30, 1998, unless the failure of such consummation or the failure to satisfy such condition, as applicable, shall be due to a breach of any representation or warranty made by the party or parties seeking to terminate this Agreement or the failure of such party or parties to comply in all material respects with the agreements and covenants contained herein to be performed by such party or parties.

                 9.2 EFFECT OF TERMINATION. If the transactions contemplated by this Agreement are terminated pursuant to Section 9.1 by notice in writing to the non-terminating party or parties, this Agreement shall become void and of no further force and effect, except that such termination shall not relieve (i) any party from its covenants in respect of confidentiality contained in Section 6.3 and (ii) any party then in breach of any representation, warranty, covenant or agreement contained in this Agreement from liability in respect of such breach.



                                   ARTICLE X
                                 MISCELLANEOUS


                 10.1 MODIFICATIONS; WAIVERS. Any amendment, change or modification of this Agreement shall be void unless in writing and signed by all parties hereto. No failure or delay by any party hereto in exercising any right, power or privilege hereunder (and no course of dealing between or among any of the parties) shall operate as a waiver of any such right, power or privilege. No waiver of any default on any one occasion shall constitute a waiver of any subsequent or other default. No single or partial exercise of any such right, power or privilege shall preclude the further or full exercise thereof.

                 10.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, or 48 hours after deposited in the United States mail, first-class, postage prepaid, or by facsimile addressed to the respective parties hereto as follows:



                          Thayer:

                                  Global Vacation Group, Inc.
                                  c/o Thayer Capital Partners
                                  1455 Pennsylvania Avenue, NW
                                  Suite 350
                                  Washington, D.C.  20004
                                  Attention:       Roger H. Ballou, President
                                                   Daniel Raskas
                                  Fax No.:         (202) 371-0391
                                  Tel No.:         (202) 371-0150


                          With a copy to:


                                  Hogan & Hartson L.L.P.
                                  Columbia Square
                                  Thirteenth Street, NW
                                  Washington, DC  20004-1109
                                  Attention:       Chris Hagan
                                                   Hovey Kemp
                                  Fax No.:         (202) 637-5910
                                  Tel No.:         (202) 637-5600


                          The Company or Sellers:

                                  Haddon Holidays, Inc.
                                  Route 73
                                  Executive Plaza, Suite 400
                                  Mt. Laurel, NJ  08054
                                  Attention:       Ralph M. Caliri
                                  Fax No.:         (609) 273-8997
                                  Tel No.:         (609) 273-8778

                          With copies to:


                                  Fell & Spalding
                                  Suite 2230
                                  Land Title Building
                                  100 South Broad Street
                                  Philadelphia, PA 19110
                                  Attention:       David J. Moloznik
                                  Fax No.:         (215) 563-8330
                                  Tel No.:         (215) 563-6161

                          and


                                  Mesirow Gelman Jaffe Cramer & Jamieson
                                  1735 Market Street
                                  Philadelphia, PA  19103-7598
                                  Attention:       Steven B. King
                                  Fax No.:         (215) 994-1111
                                  Tel No.          (215) 994-1037


or to such other address as to any party hereto as such party shall designate by like notice to the other parties hereto.

                 10.3 COUNTERPARTS; FACSIMILE TRANSMISSION. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which counterparts collectively shall constitute one instrument, and in making proof of this Agreement, it shall never be necessary to produce or account for more than one such counterpart. Signatures of a party to this Agreement or other documents executed in connection herewith which are sent to the other parties by facsimile transmission shall be binding as evidence of acceptance of the terms hereof or thereof by such signatory party, with originals to be circulated to the other parties in due course.

                 10.4 EXPENSES. Each of the parties hereto will bear all costs, charges and expenses incurred by such party in connection with this Agreement and the consummation of the transactions contemplated herein, provided, however, that Sellers shall bear all costs and expenses of (i) any broker involved in this transaction on behalf of Sellers or the Company and
(ii) all legal and other expenses of Sellers or the Company with respect to this Agreement and the transactions contemplated hereby.

                 10.5 BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Company, Buyer and Sellers, their heirs, representatives, successors, and permitted assigns, in accordance with the terms hereof. This Agreement shall not be assignable by the Company or Sellers without the prior written consent of Buyer. This Agreement shall be assignable by Buyer to either (a) any lender providing financing to Buyer or its Affiliates or (b) an Affiliate of Buyer, in each case without the prior written consent of Sellers, but any such assignment shall not relieve Buyer of its obligations hereunder. In addition, Buyer may assign any or all of its rights hereunder, without the consent of the Sellers following the Closing, in connection with any sale of all or substantially all of the assets, capital stock or business of Buyer or the Company (whether effected by sale, exchange, merger, consolidation or other transaction).

                 10.6 ENTIRE AND SOLE AGREEMENT. This Agreement and the other schedules and agreements referred to herein, constitute the entire agreement between the parties hereto and supersede all prior agreements, representations, warranties, statements, promises, information, arrangements and understandings, whether oral or written, express or implied, with respect to the subject matter hereof.

                 10.7 GOVERNING LAW. This Agreement and its validity, construction, enforcement, and interpretation shall be governed by the substantive laws of the State of New York, without giving effect to the principles of conflicts of laws thereof.

                 10.8     SURVIVAL OF REPRESENTATIONS, WARRANTIES AND
COVENANTS. Regardless of any investigation at any time made by or on behalf of any party hereto or of any information any party may have in respect thereof, all covenants, agreements, representations, and warranties and the related indemnities made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing for a period of two
(2) years, provided (a) the representations and warranties contained in Section
3.17 of this Agreement, and the related indemnities, shall survive the Closing until the expiration of the applicable statutes of limitations for determining or contesting Tax liabilities, (b) the representations, warranties and covenants contained in Sections 3.1, 3.2, 3.3, 3.6 and 6.5(d) of this Agreement, and the related indemnities, shall survive the Closing and not expire for the period of limitation of actions on contracts set forth in the statutes of limitations applicable to such contractual matters and (c) all other covenants in Article VI which have an expiration date contained therein shall expire as of such date.

                 10.9 INVALID PROVISIONS. If any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable, this Agreement shall be considered divisible and inoperative as to such provision to the extent it is deemed to be illegal, invalid or unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable there shall be added hereto automatically a provision as similar as possible to such illegal, invalid or unenforceable provision and be legal, valid and enforceable. Further, should any provision contained in this Agreement ever be reformed or rewritten by any judicial body of competent jurisdiction, such provision as so reformed or rewritten shall be binding upon all parties hereto.

                 10.10 PUBLIC ANNOUNCEMENTS. Neither Sellers (whether pre- or post-Closing) nor the Company (pre-Closing) shall make any public announcement of the transactions contemplated hereby without the prior written
consent of Buyer, which consent shall not be unreasonably withheld.   To the
extent that it makes any such public announcement prior to the Closing, Buyer agrees to give Ralph M. Caliri an opportunity to review and approve the text thereof.

                 10.11 REMEDIES CUMULATIVE. The remedies of the parties under this Agreement are cumulative and shall not exclude any other remedies to which any party may be lawfully entitled.

                 10.12 THIRD PARTIES. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties hereto and their permitted successors or assigns, any rights or remedies under or by reason of this Agreement.

                 10.13 NO STRICT CONSTRUCTION. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

                 IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the date and year first above written.


                                BUYER:

                                GLOBAL VACATION GROUP, INC.


                                By:     /s/ Raymond Lewis
                                        -------------------------------------
                                        Raymond Lewis
                                        President and Chief Operating Officer


                                THE COMPANY:


                                HADDON HOLIDAYS, INC.


                                By:     /s/ Ralph M. Caliri
                                        -------------------------------------
                                        Ralph M. Caliri
                                        President

                                SELLERS:


                                /s/ Ralph M. Caliri
                                ---------------------------------------------
                                Ralph M. Caliri


                                /s/ William W. Webber
                                ---------------------------------------------
                                William W. Webber



The Exhibits and Schedules to this Stock Purchase Agreement are not included with this Registration Statement on Form S-1. Global will provide these exhibits and schedules upon the request of the Securities and Exchange Commission.